AXA PREMIER VIP TRUST
Rule 10f-3 TRANSACTIONS SUMMARY
(SECURITIES PURCHASED IN AN OFFERING IN WHICH AN AFFILIATED UNDERWRITER PARTICIPATES)
"For the period October 1, 2013 - December 31, 2013"

  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

Multimanager Small Cap Growth - Morgan Stanley 10/15/13 Deutsche Bank "$16,010,000" "$260,900,000" $20.000 7.000% Veeva Systems Inc. Morgan Stanley

Multimanager Core Bond - Blackrock 12/02/13 Barclays Capital Inc. "$30,000,000" "$750,000,000" $99.806 0.875% CVS Caremark Corporation (2043) PNC Capital Markets LLC

Multimanager Small Cap Growth - Morgan Stanley 12/13/13 Goldman Sachs "$9,450,000" "$168,000,000" $21.00 7.00% Nlmble Storage Inc. Morgan Stanley

Affiliated Underwriter Affiliation Type
Morgan Stanley & Co. Morgan Stanley Investment Management Inc.
PNC Capital Markets LLC "BlackRock Capital Management, Inc."